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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                                (Amendment No.1)


                              Prime Cellular, Inc.
             -----------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
             -----------------------------------------------------
                         (Title of Class of Securities)

                                     741916
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

CUSIP No. 741916                     13G                       Page 2 of 4 Pages



--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Frederick R. Adler

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [ ]
          N/A

--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION


          United States of America

--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
   NUMBER OF           400,000 shares
     SHARES
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH               -0-
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             400,000 shares

                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                         -0-
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       400,000 shares


--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* | |



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.7% (as of February 13, 1997)

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

          IN


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 4 pages

                                  SCHEDULE 13G


Item 1(a).                 Name of Issuer:

                           Prime Cellular, Inc., a Delaware corporation
                           ("Prime" or the "Company")

Item 1(b).                 Address of Issuer's Principal Executive Offices:

                           100 First Stamford Place
                           Stamford, CT  06902

Item 2(a).                 Name of Person Filing:

                           Frederick R. Adler ("Mr. Adler" or the "Reporting Person")

Item 2(b).                 Address of Principal Business Office Or, If None,
                           Residence:

                           1520 South Ocean Blvd.
                           Palm Beach, FL  33480


Item 2(c).                 Citizenship:

                           United States of America

Item 2(d).                 Title of Class of Securities:

                           Common Stock, $.01 par value

Item 2(e).                 CUSIP Number:

                           741916

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                           (a)-(h): Not applicable

Item 4.                    Ownership:

                           (a), (b), (c) -- (See cover page 2, Item Nos. 5 through 9, inclusive, and item No. 11)



                                Page 3 of 4 pages

Item 5.                    Ownership of Five Percent or Less of a Class:

                           Not applicable.

Item 6.                    Ownership of More Than Five Percent on Behalf of
                           Another Person:

                           Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                           Not applicable.

Item 8. Identification and Classification of Members of the Group:

                           Not applicable.

Item 9.                    Notice of Dissolution of Group:

                           Not applicable.

Item 10.                   Certification:

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 13, 1997
                                                     -----------------
                                                     Date



                                                     /s/ Frederick R. Adler
                                                     ----------------------
                                                     Frederick R. Adler



                           Page 4 of 4 pages